Exhibit 99.1
NVR, INC. ANNOUNCES THIRD QUARTER RESULTS
October 19, 2017, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its third quarter ended September 30, 2017 of $162,102,000, or $38.02 per diluted share. Net income and diluted earnings per share for the third quarter ended September 30, 2017 increased 38% and 34%, respectively, when compared to the 2016 third quarter net income of $117,392,000, or $28.46 per diluted share. Consolidated revenues for the third quarter of 2017 totaled $1,667,920,000, an 8% increase from $1,537,569,000 in the third quarter of 2016.
For the nine months ended September 30, 2017, consolidated revenues were $4,489,504,000, a 10% increase from $4,069,778,000 reported for the same period of 2016. Net income for the nine months ended September 30, 2017 was $412,902,000, an increase of 50% when compared to the nine months ended September 30, 2016. Diluted earnings per share for the nine months ended September 30, 2017 was $98.33, an increase of 48% from $66.24 per diluted share for the comparable period of 2016.
Homebuilding
New orders in the third quarter of 2017 increased 21% to 4,200 units, when compared to 3,477 units in the third quarter of 2016. The average sales price of new orders in the third quarter of 2017 was $382,800, a decrease of 3% when compared with the third quarter of 2016. The decrease in the average sales price of new orders is primarily attributable to a shift in new orders to lower priced markets and lower priced products. Settlements increased in the third quarter of 2017 to 4,158 units, 6% higher than the third quarter of 2016. The Company’s backlog of homes sold but not settled as of September 30, 2017 increased on a unit basis by 16% to 8,855 units and increased on a dollar basis by 15% to $3,418,710,000 when compared to September 30, 2016.
Homebuilding revenues in the third quarter of 2017 totaled $1,633,726,000, 8% higher than the year earlier period. Gross profit margin in the third quarter of 2017 increased to 19.9%, compared to 17.6% in the third quarter of 2016. Gross profit margin was favorably impacted by modest improvement in pricing combined with moderating construction costs. Income before tax from the homebuilding segment totaled $226,043,000 in the third quarter of 2017, an increase of 35% when compared to the third quarter of 2016.
Mortgage Banking
Mortgage closed loan production in the third quarter of 2017 totaled $1,115,494,000, an increase of 6% when compared to the third quarter of 2016. Income before tax from the mortgage banking segment totaled $18,421,000 in the third quarter of 2017, an increase of 6% when compared to the third quarter of 2016.
Income Taxes
Net income and diluted earnings per share were favorably impacted by the reduction in the Company’s effective tax rate for the three and nine months ended September 30, 2017 to 33.7% and 29.5%, respectively, compared to 36.5% and 36.6% for the three and nine months ended September 30, 2016, respectively. The reduction in the effective tax rate was primarily due to the Company’s January 1, 2017 adoption of Accounting Standard Update 2016-09, which resulted in the Company recognizing an income tax benefit of $8,357,000 and $44,720,000 related to excess tax benefits from stock option exercises during the three and nine months ended September 30, 2017, respectively. For the three and nine months ended September 30, 2016, the excess tax benefits of $2,271,000 and $10,949,000, respectively, were recorded to additional paid-in capital within shareholders’ equity on the consolidated balance sheet. Excluding the impact of the excess tax benefits recognized during the three and nine months ended September 30, 2017, the effective tax rate would have been 37.1% for both periods. Additionally, the excess tax benefits recognized during the three and nine months ended September 30, 2017 favorably impacted diluted earnings per share by $1.96 and $10.65 per share, respectively.
About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in twenty-nine metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Homebuilding:
Revenues	$1,633,726	$1,507,451	$4,394,027	$3,990,696
Other income	1,715	703	4,264	2,223
Cost of sales	(1,307,971)	(1,242,292)	(3,552,071)	(3,294,421)
Selling, general and administrative	(95,606)	(92,867)	(294,610)	(290,925)
Operating income	231,864	172,995	551,610	407,573
Interest expense	(5,821)	(5,338)	(17,040)	(14,734)
Homebuilding income	226,043	167,657	534,570	392,839

Mortgage Banking:
Mortgage banking fees	34,194	30,118	95,477	79,082
Interest income	1,953	2,000	5,168	5,111
Other income	583	473	1,398	1,140
General and administrative	(18,010)	(14,959)	(50,190)	(44,345)
Interest expense	(299)	(286)	(830)	(792)
Mortgage banking income	18,421	17,346	51,023	40,196

Income before taxes	244,464	185,003	585,593	433,035
Income tax expense	(82,362)	(67,611)	(172,691)	(158,664)

Net income	$162,102	$117,392	$412,902	$274,371

Basic earnings per share	$43.26	$30.43	$110.60	$70.70

Diluted earnings per share	$38.02	$28.46	$98.33	$66.24

Basic weighted average shares outstanding	3,747	3,858	3,733	3,881

Diluted weighted average shares outstanding	4,263	4,125	4,199	4,142

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Homebuilding:
Cash and cash equivalents	$611,094	$375,748
Restricted cash	13,797	17,561
Receivables	20,448	18,937
Inventory:
Lots and housing units, covered under sales agreements with customers	1,187,508	883,868
Unsold lots and housing units	158,049	145,065
Land under development	19,182	46,999
Building materials and other	11,820	16,168
	1,376,559	1,092,100
Assets related to consolidated variable interest entity	1,222	1,251
Contract land deposits, net	365,142	379,844
Property, plant and equipment, net	43,822	45,915
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Goodwill and finite-lived intangible assets, net	1,563	2,599
Other assets	266,572	257,811
	2,741,799	2,233,346
Mortgage Banking:
Cash and cash equivalents	15,790	19,657
Restricted cash	2,075	1,857
Mortgage loans held for sale, net	258,554	351,958
Property and equipment, net	6,308	4,903
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	17,638	24,875
	307,712	410,597
Total assets	$3,049,511	$2,643,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$267,039	$251,212
Accrued expenses and other liabilities	337,932	336,318
Liabilities related to consolidated variable interest entity	853	882
Customer deposits	162,285	122,236
Senior notes	596,913	596,455
	1,365,022	1,307,103
Mortgage Banking:
Accounts payable and other liabilities	33,813	32,399
	33,813	32,399
Total liabilities	1,398,835	1,339,502

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both September 30, 2017 and December 31, 2016	206	206
Additional paid-in capital	1,626,112	1,515,828
Deferred compensation trust – 108,638 and 108,640 shares of NVR, Inc. common stock as of September 30, 2017 and December 31, 2016, respectively	(17,376)	(17,375)
Deferred compensation liability	17,376	17,375
Retained earnings	6,107,321	5,695,376
Less treasury stock at cost – 16,819,467 and 16,862,327 shares as of September 30, 2017 and December 31, 2016, respectively	(6,082,963)	(5,906,969)
Total shareholders' equity	1,650,676	1,304,441
Total liabilities and shareholders' equity	$3,049,511	$2,643,943

NVR, Inc.
Operating Activity
(dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Homebuilding data:
New orders (units)
Mid Atlantic (1)	2,113	1,817	6,501	6,088
North East (2)	346	305	1,066	960
Mid East (3)	939	769	3,218	2,829
South East (4)	802	586	2,517	2,061
Total	4,200	3,477	13,302	11,938

Average new order price	$382.8	$392.8	$384.0	$383.6

Settlements (units)
Mid Atlantic (1)	2,048	1,984	5,682	5,201
North East (2)	333	330	930	896
Mid East (3)	1,021	1,013	2,693	2,708
South East (4)	756	595	2,026	1,704
Total	4,158	3,922	11,331	10,509

Average settlement price	$392.9	$384.1	$387.7	$378.0

Backlog (units)
Mid Atlantic (1)			4,360	4,024
North East (2)			744	604
Mid East (3)			2,024	1,619
South East (4)			1,727	1,411
Total			8,855	7,658

Average backlog price			$386.1	$389.4

New order cancellation rate	13%	18%	14%	15%
Community count (average)	479	484	485	482
Lots controlled at end of period			84,000	77,300

Mortgage banking data:
Loan closings	$1,115,494	$1,055,163	$3,000,448	$2,751,410
Capture rate	88%	88%	87%	88%

Common stock information:
Shares outstanding at end of period			3,735,863	3,789,295
Number of shares repurchased	26,630	116,318	110,392	178,306
Aggregate cost of shares repurchased	$70,693	$195,235	$230,199	$291,743

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com